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                                                                     Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
Palo Alto, California


                               October 12, 1999



Efficient Networks, Inc.
4201 Spring Valley Road, Suite 1200
Dallas, TX 75244-3666

     Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 12, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 215,000 shares of your Common Stock reserved for issuance under the 1998 Directors' Stock Option Plan and 6,564,329 shares of your Common Stock reserved for issuance under the Stock Option Plan, as amended (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plans.

     It is our opinion that, when issued and sold in the respective manners referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation


                                    /s/ Wilson Sonsini Goodrich & Rosati, P.C.